    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 2003

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ATS MEDICAL, INC.
             (Exact name of registrant as specified in its charter)

            MINNESOTA                             3842                            41-1595629
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)          Classification Code)               Identification No.)

                         3905 ANNAPOLIS LANE, SUITE 105
                          MINNEAPOLIS, MINNESOTA 55447
                                 (763) 553-7736
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                MICHAEL D. DALE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               ATS MEDICAL, INC.
                         3905 ANNAPOLIS LANE, SUITE 105
                          MINNEAPOLIS, MINNESOTA 55447
                                 (763) 553-7736
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                  MICHAEL D. DALE                                 TIMOTHY S. HEARN, ESQ.
       PRESIDENT AND CHIEF EXECUTIVE OFFICER                       DORSEY & WHITNEY LLP
                 ATS MEDICAL, INC.                           50 SOUTH SIXTH STREET, SUITE 1500
          3905 ANNAPOLIS LANE, SUITE 105                       MINNEAPOLIS, MINNESOTA 55402
           MINNEAPOLIS, MINNESOTA 55447                               (612) 340-2600
                  (763) 553-7736                                 FACSIMILE: (612) 340-2868
             FACSIMILE: (763) 553-1492

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                                      PROPOSED MAXIMUM        AMOUNT OF
         TITLE OF EACH CLASS OF               AMOUNT TO BE       PROPOSED MAXIMUM    AGGREGATE OFFERING     REGISTRATION
       SECURITIES TO BE REGISTERED            REGISTERED(1)     OFFERING PRICE(2)         PRICE(2)               FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.............       4,400,000             $3.63             $15,972,000            $1,292
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) This amount represents shares to be offered by the selling shareholders from time to time after the effective date of this Registration Statement at prevailing market prices at time of sale. In addition to the shares set forth in this table, the number of shares to be registered includes an indeterminable number of shares as may become issuable as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 of the Securities Act of 1933, as amended.
(2) Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices of the Registrant's common stock on August 18, 2003, as reported on the Nasdaq National Market.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED AUGUST 22, 2003

PROSPECTUS

                             ---------------------

                                4,400,000 SHARES

                               ATS MEDICAL, INC.

                                 [COMPANY LOGO]

                                  COMMON STOCK

                             ---------------------

     4,400,000 shares of the common stock, $.01 par value, of ATS Medical, Inc. are being offered by this prospectus. The shares will be sold from time to time by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is traded on the Nasdaq National Market under the symbol "ATSI." On August 21, 2003, the last sale price of our common stock as reported on the Nasdaq National Market was $3.97 per share.

                             ---------------------

     INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT CERTAIN RISKS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                               ATS MEDICAL, INC.
                         3905 Annapolis Lane, Suite 105
                          Minneapolis, Minnesota 55447
                                 (763) 553-7736

                The date of this prospectus is           , 2003.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). The prospectus relates to 4,400,000 shares of our common stock which the selling shareholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

     These shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. The selling shareholders should not make an offer of these shares in any state where the offer is not permitted. Brokers or dealers should confirm the existence of an exemption from registration or effect a registration in connection with any offer and sale of these shares.

     You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."

                             ---------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    2
Forward-Looking Statements..................................    2
Risk Factors................................................    3
About ATS Medical, Inc. ....................................    8
Selling Shareholders........................................    9
Plan of Distribution........................................   10
Experts.....................................................   10
Legal Matters...............................................   11
Where You Can Find More Information.........................   11

                             ---------------------

                           FORWARD-LOOKING STATEMENTS

     This prospectus (including the documents incorporated by reference) contains forward-looking statements regarding our plans, expectations, estimates and beliefs. These statements involve risks and uncertainties, and actual results could differ materially from those reflected in the forward-looking statements. Forward-looking statements in the prospectus are typically identified by words such as "believes," "anticipates," "expects," "intends," "will" and "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We will not necessarily update the information in this prospectus if and when any forward-looking statement later turns out to be inaccurate. Some of the important risks and uncertainties that may affect our future results and performance are described in "Risk Factors," below. Additional information about factors that could affect our future results and events is included in our reports and filed with the SEC and incorporated by reference in this prospectus.

                                  RISK FACTORS

     You should carefully consider the following risks before you decide to buy our common stock. You should also consider the information in this prospectus as well as the other documents incorporated by reference.

OUR HEART VALVE MAY NEVER ACHIEVE WIDESPREAD MARKET ACCEPTANCE.

     Our success will depend, in large part, on the medical community's acceptance of the ATS heart valve. The medical community's acceptance of the ATS heart valve will depend upon our ability to demonstrate the safety and efficacy, advantages, long-term clinical performance and cost-effectiveness of the ATS heart valve as compared to other prosthetic heart valves. We cannot predict whether the medical community will accept the ATS heart valve or, if accepted, the extent of its use. Negative publicity resulting from isolated incidents involving the ATS heart valve or other prosthetic heart valves could have a significant adverse effect on the overall acceptance of our heart valve. If we encounter difficulties developing a market for the ATS heart valve in the United States, our business and results of operations will be seriously harmed.

WE CURRENTLY RELY ON THE ATS HEART VALVE AS OUR SOLE SOURCE OF REVENUE.

     We have developed only one product, which is currently being sold primarily outside the United States. Even if we were to develop additional products, regulatory approval would likely be required to sell them. Clinical testing and the approval process itself are very expensive and can take many years. Therefore, we do not expect to be in a position to sell additional products in the foreseeable future. As a result, if we fail to achieve widespread market acceptance for the ATS heart valve, our business and results of operations will be seriously harmed.

WE NEED TO HIRE AND RETAIN A NEW SALES FORCE AND RETAIN NEW MANAGEMENT.

     We experienced losses in 2002 and 2001. In an attempt to improve our operations and financial performance, we decided in July 2002 to implement significant cost containment measures, including replacing most of our executive officers with a new management team. In October 2002 we hired a new President and Chief Executive Officer. Beginning in July 2002, we also changed our U.S. sales strategy from a direct sales force to a hybrid of direct salespersons and several independent manufacturer's representatives. We cannot assure you that our efforts will be successful. Our ability to achieve operational improvements and improve our financial performance will be subject to a number of risks and uncertainties, including the following:

     - our success in completing and retaining our new executive management team to lead ATS;

     - the ability of the new management team to manage ATS effectively and increase sales of our products;

     - our success in hiring independent manufacturer's representatives;

     - our ability to successfully integrate and maintain a U.S. hybrid sales force consisting of direct sales persons and independent manufacturer's representatives;

     - our ability to maintain and expand our distribution capability in international markets; and

     - our ability to respond to competitive developments, including, but not limited to, increased pricing pressure and tissue valve competition.

     We cannot assure you that we will be able to retain our new executive management team and hire and retain independent manufacturer's representatives on terms and conditions acceptable to ATS. Our failure to successfully address the risks and uncertainties listed above could have a material adverse effect on our business, assets, prospects, financial conditions and results of operations.

OUR U.S. SALES EFFORTS MAY NOT BE SUCCESSFUL.

     Our sales approach for the sale of the ATS valve in the United States consists of a hybrid of direct salespersons and several independent manufacturer's representatives. We will need to continue to expend significant funds and management resources to develop and maintain our hybrid sales force. We believe there is significant competition for sales personnel and independent manufacturing representatives with the advanced sales skills and technical knowledge we need. If we are unable to recruit, retain and motivate qualified personnel and representatives, U.S. sales of the ATS valve could be adversely affected. The loss of key salespersons or independent manufacturer's representatives could have a material adverse effect on our business, assets, prospects, financial condition and results of operations. Further, we cannot assure the successful expansion of our network of independent manufacturer's representatives on terms acceptable to ATS, if at all, or the successful marketing of our products by our hybrid sales force. In addition, we do not control the amount and timing of marketing resources that these third parties devote to our product. To the extent we rely on sales through independent manufacturer's representatives, any revenues we receive will depend primarily on the efforts of these parties.

WE CURRENTLY DEPEND ON THE MARKETING AND SALES EFFORTS OF INTERNATIONAL INDEPENDENT DISTRIBUTORS, AND OUR SALES HAVE BEEN CONCENTRATED IN THREE COUNTRIES.

     The ATS heart valve is sold internationally through independent distributors. The loss of an international distributor could seriously harm our business and results of operations if a new distributor could not be found on a timely basis in the relevant geographic market. Sales to our Japanese, German and Australian distributors have accounted for approximately 48% of our net sales in fiscal year 2002 and 42% of our net sales in fiscal year 2001. We do not control the amount and timing of marketing resources that these third parties devote to our product. Furthermore, to the extent we rely on sales through independent distributors, any revenues we receive will depend primarily on the efforts of these parties. In addition, as part of our agreement with our distributors, we allow for the return of unopened valves for credit. If a distributor(s) were to terminate their distributorship agreement with us, we could be obligated to buy back their inventory of valves as well as valves on consignment at hospitals. Such a buyback could have an adverse impact on our results of operations for the quarter and/or year in which it occurs.

WE ARE DEPENDENT UPON SALES OUTSIDE THE UNITED STATES, WHICH ARE SUBJECT TO A NUMBER OF RISKS THAT COULD HARM OUR BUSINESS.

     Most of our commercial sales to date have been outside the United States, and we expect that international sales will account for a substantial majority of our revenue until we fully implement our strategy for sale of the ATS heart valve in the United States and until the ATS heart valve receives wider market acceptance from U.S. customers.

     There are risks inherent in doing business in international markets, including:

     - unforeseen changes in regulatory requirements and government health programs;

     - weaker intellectual property rights protection in some countries;

     - potentially adverse tax consequences;

     - political and economic instability; and

     - greater difficulty in collecting payments from product sales.

     These factors could harm our ability to successfully commercialize our product internationally and could harm our business.

     The value of the U.S. dollar in relation to other currencies may also harm our sales to customers outside the United States because we sell in U.S. dollars to most of our customers abroad. For the year ended December 31, 2002, sales outside the United States decreased by about 14% compared to the same period for 2001. The decrease in sales was due primarily to competitor price pressure and the value of the

U.S. dollar against the Euro. Our sales in Europe declined 36% for the year ended December 31, 2002 as compared to the year ended December 31, 2001. Our dependence on sales outside of the United States will continue to expose us to U.S. dollar currency fluctuations for the foreseeable future.

THE MARKET FOR PROSTHETIC HEART VALVES IS HIGHLY COMPETITIVE.

     The market for prosthetic heart valves is highly competitive. We expect that competition will intensify as additional companies enter the market or modify their existing products to compete directly with us. Our primary competitor, St. Jude Medical, Inc., currently controls approximately 50% of the worldwide mechanical heart valve market. Many of our competitors have long-standing FDA approval for their valves and extensive clinical data demonstrating the performance of their valves. In addition, they have greater financial, manufacturing, marketing and research and development capabilities than we have. For example, many of our competitors have the ability, due to their internal carbon manufacturing facilities and economies of scale, to manufacture their heart valves at a lower cost than we can manufacture our ATS heart valve. Our primary competitor has recently used price as a method to compete in several markets, including the United States. We might not be able to compete successfully.

OUR FUTURE RESULTS WILL BE HARMED IF THE USE OF MECHANICAL HEART VALVES
DECLINES.

     Our business could suffer if the use of mechanical heart valves declines. Historically, mechanical heart valves have accounted for over two-thirds of all heart valve replacements. Recently, there has been an increase in the use of tissue valves. We estimate that mechanical heart valves are currently being used in 40 to 65% of all heart valve replacements, depending on the geographic market, down from 65 to 75% about ten years ago. We believe the tissue manufacturers' claims of improvements in tissue valve longevity and an increase in the average age of valve patients have contributed to the recent increase in the use of tissue valves.

NEW PRODUCTS OR TECHNOLOGIES DEVELOPED BY OTHERS COULD HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

     The medical device industry is characterized by significant technological advances. Several companies are developing new prosthetic heart valves based on new or potentially improved technologies. Significant advances are also being made in surgical procedures, which may delay the need for replacement heart valves. A new product or technology may emerge that renders our ATS heart valve noncompetitive or obsolete.

WE CURRENTLY MAINTAIN A LARGE VOLUME OF INVENTORY, WHICH EXCEEDS THE CURRENT DEMAND FOR THE ATS HEART VALVE.

     We purchased pyrolytic carbon components under a long-term supply agreement with Carbomedics, Inc. (formerly Sulzer Carbomedics, Inc.) through June 2002 and we are required to resume purchases of such components in 2007. To date, our purchases of pyrolytic carbon components have exceeded our sales of the ATS heart valves. We currently have in inventory enough pyrolytic carbon components to satisfy our projected requirements for over two years. If we are unable to achieve widespread acceptance for the ATS heart valve or if competitive pressures result in price reductions, the value of the excess inventory would likely decrease, which could seriously harm our results of operations and financial condition. Because the pyrolytic carbon components are made to meet the unique specifications of the ATS heart valve, our inventory may have little, if any, value in the open market.

WE LICENSE PATENTED TECHNOLOGY AND OTHER PROPRIETARY RIGHTS FROM CARBOMEDICS. IF THESE AGREEMENTS ARE BREACHED OR TERMINATED, OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED.

     If our agreements with Carbomedics are breached or terminated, our business and results of operations could be seriously harmed. Under our carbon technology agreement with Carbomedics, we have obtained a license to use Carbomedics' pyrolytic carbon technology to manufacture components for the ATS heart valve. Carbomedics also has agreed to assist us in completing our pyrolytic carbon manufacturing facility. If this agreement is breached or terminated, our business and results of operations could be seriously harmed.

A DELAY OR INTERRUPTION IN THE SUPPLY OF PYROLYTIC CARBON COMPONENTS OR OUR FAILURE TO PURCHASE CERTAIN MINIMUM ANNUAL AMOUNTS COULD SERIOUSLY HARM OUR BUSINESS.

     We cannot be certain that, after our current inventory is exhausted, sufficient quantities of pyrolytic carbon components will be available to assemble the ATS heart valve. Other than our carbon facility, the only other FDA-approved alternate supplier of our pyrolytic carbon components is Carbomedics. While Carbomedics has granted to us the right to manufacture pyrolytic carbon components, we agreed to continue to purchase a minimum annual number of pyrolytic carbon components from Carbomedics in 2007 through 2011. Failure to purchase these minimum annual amounts would give Carbomedics the right to suspend our right to manufacture the pyrolytic carbon components. The suspension of such rights could cause serious harm to our business and result of operations.

BECAUSE WE LACK MANUFACTURING EXPERIENCE, WE MAY ENCOUNTER DIFFICULTIES IN MANUFACTURING PYROLYTIC CARBON COMPONENTS FOR OUR HEART VALVE.

     Under our agreement with Carbomedics, we have been granted an exclusive worldwide license to manufacture pyrolytic carbon components for the ATS heart valve. We cannot be certain that our strategy to establish internal manufacturing capabilities will result in a cost-effective means for manufacturing the ATS heart valve. We have limited experience in manufacturing pyrolytic carbon. We may encounter difficulties in maintaining and expanding our manufacturing operations, including problems involving:

     - production yields;

     - quality control;

     - per unit manufacturing costs;

     - shortages of qualified personnel; and

     - compliance with FDA and international regulations and requirements regarding good manufacturing practices.

     Difficulties encountered by us in establishing or maintaining a commercial-scale manufacturing facility may limit our ability to manufacture our heart valve and therefore could seriously harm our business and results of operations.

OUR BUSINESS COULD BE SERIOUSLY HARMED IF THIRD-PARTY PAYORS DO NOT REIMBURSE THE COSTS FOR OUR HEART VALVE.

     Our ability to successfully commercialize the ATS heart valve depends on the extent to which reimbursement for the cost of our product and the related surgical procedure is available from third-party payors, such as governmental programs, private insurance plans and managed care organizations. Third-party payors are increasingly challenging the pricing of medical products and procedures that they consider are not cost-effective or are used for a non-approved indication. The failure by physicians, hospitals and other users of our product to obtain sufficient reimbursement from third-party payors would seriously harm our business and results of operations.

     In recent years, there have been numerous proposals to change the health care system in the United States. Some of these proposals have included measures that would limit or eliminate payment for medical procedures or treatments. In addition, government and private third-party payors are increasingly attempting to contain health care costs by limiting both the coverage and the level of reimbursement. In international markets, reimbursement and health care payment systems vary significantly by country. In addition, we have encountered price resistance from government-administered health programs. Significant changes in the health care system in the United States or elsewhere, including changes resulting from adverse trends in third-party reimbursement programs, could have a material adverse effect on our business and results of operations.

WE MAY FACE PRODUCT LIABILITY CLAIMS.

     The manufacture and sale of mechanical heart valves entail significant risk of product liability claims and product recalls. A mechanical heart valve is a life-sustaining device and the failure of any mechanical heart valve usually results in the patient's death or need for reoperation. A product liability claim or product recall, regardless of the ultimate outcome, could require us to spend significant time and money in litigation or to pay significant damages and could seriously harm our business. We currently maintain product liability insurance coverage in an aggregate amount of $25 million. However, we cannot assure you that our current insurance coverage is adequate to cover the costs of any product liability claims made against us. Product liability insurance is expensive and does not cover the costs of a product recall. In the future, product liability insurance may not be available at satisfactory rates or in adequate amounts.

WE DEPEND ON THE CONTINUED SERVICE OF OUR KEY PERSONNEL.

     Our future success depends on the continued services of key personnel. We are also dependent on our ability to attract and retain technically qualified personnel in the future. The loss of the technical knowledge and industry expertise of these key personnel could seriously impede our success.

OUR BUSINESS WOULD BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

     Our success depends in part on our ability to maintain and enforce our patents and other proprietary rights. We rely on a combination of patents, trade secrets, know-how and confidentiality agreements to protect the proprietary aspects of our technology. These measures afford only limited protection and competitors may gain access to our intellectual property and proprietary information. The patent positions of medical device companies are generally uncertain and involve complex legal and technical issues. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Any litigation could be costly and divert our attention from the growth of the business. We cannot assure you that our patents and other proprietary rights will not be successfully challenged, or that others will not independently develop substantially equivalent information and technology or otherwise gain access to our proprietary technology.

WE MAY BE SUED BY THIRD PARTIES WHICH CLAIM THAT OUR PRODUCT INFRINGES ON THEIR INTELLECTUAL PROPERTY RIGHTS.

     We may be exposed to future litigation by third parties based on intellectual property infringement claims. Any claims or litigation against us, regardless of the merits, could result in substantial costs and could harm our business. In addition, intellectual property litigation or claims could force us to:

     - cease manufacturing and selling our product, which would seriously harm us;

     - obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; or

     - redesign our product, which could be costly and time-consuming.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION, WHICH IS COSTLY, TIME CONSUMING AND CAN SUBJECT US TO UNANTICIPATED DELAYS.

     The ATS heart valve and our manufacturing activities are subject to extensive regulation by a number of governmental agencies, including the FDA and comparable international agencies. We are required to:

     - maintain the approval of the FDA and international regulatory agencies to continue selling the ATS heart valve;

     - obtain the approval of international regulatory agencies in countries where the ATS heart valve is not yet marketed;

     - satisfy content requirements for all of our labeling, sales and promotional materials;

     - comply with manufacturing and reporting requirements; and

     - undergo rigorous inspections by these agencies.

     Compliance with the regulations of these agencies may delay or prevent us from introducing any new or improved products. Violations of regulatory requirements may result in fines, marketing restrictions, product recall, withdrawal of approvals and civil and criminal penalties.

THE PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE.

     The minimum bid price of our common stock was below $1.00 per share during a ten-month period beginning in 2002 and ending in March 2003. As a result, our common stock lost its eligibility to be traded on The Nasdaq National Market and instead was traded on The Nasdaq SmallCap Market until July 2003, when our common stock was relisted on The Nasdaq National Market after again meeting that market's eligibility criteria. If the minimum bid price of our stock again falls below $1.00 for an extended period of time, we may be forced to relist our stock on The Nasdaq SmallCap Market. If our common stock fails to meet the eligibility criteria for continued listing on either The Nasdaq National Market or The Nasdaq SmallCap Market, the price of our stock would, in all likelihood, decline, and our investors would find it more difficult to dispose of or to obtain accurate quotations as to the market value of our common stock.

     Historically, the market price of our common stock has fluctuated over a wide range and it is likely that the price of our common stock will fluctuate in the future. The market price of our common stock could be impacted by the following:

     - the success of our new management in operating ATS effectively;

     - the failure of the ATS valve to gain market acceptance in the United States;

     - announcements of technical innovations or new products by our competitors;

     - the status of component supply arrangements;

     - changes in reimbursement policies;

     - government regulation;

     - developments in patent or other proprietary rights;

     - public concern as to the safety and efficacy of products developed by us or others; and

     - general market conditions.

     In addition, due to one or more of the foregoing factors, in future years, our results of operations may fall below the expectations of securities analysts and investors. In that event, the market price of our common stock could be materially and adversely affected.

OUR CHARTER DOCUMENTS AND MINNESOTA LAW MAY DISCOURAGE A TAKEOVER OF OUR
COMPANY.

     Provisions of our certificate of incorporation, bylaws and Minnesota law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

                            ABOUT ATS MEDICAL, INC.

     ATS Medical, Inc. is a Minnesota corporation founded in June, 1987. We manufacture and market a mechanical bileaflet heart valve with a unique open pivot design. Our valve is used to treat heart valve failure caused by the natural aging process, rheumatic heart disease, prosthetic valve failure and congenital defects. Mechanical heart valves have been in use since the early 1960s. The worldwide market for mechanical heart valves was estimated to exceed $400 million in 2002.

     The ATS Open Pivot(R) mechanical heart valve (the "ATS Open Pivot(R) MHV") is designed to be an evolutionary improvement upon currently available mechanical heart valves by incorporating a pivot consisting of protruding spheres upon which the leaflets of the valve pivot to open and close. We began selling the ATS Open Pivot(R) MHV in international markets in 1992. In October 2000, we received FDA approval to sell the ATS Open Pivot(R) MHV in the United States.

     Our principal executive offices are located at 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447 and our telephone number is (763) 553-7736.

                              SELLING SHAREHOLDERS

     The shares listed below were acquired by the selling shareholders pursuant to Stock Purchase Agreements, dated August 6, 2003, between each selling shareholder and us. The shares of our common stock held by the selling shareholders are being registered for resale by the selling shareholders from time to time. See "Plan of Distribution."

     The following table lists the selling shareholders and presents certain information regarding their beneficial ownership of our common stock as well as the number of shares of our common stock they may sell pursuant to this prospectus.

                                                 NUMBER OF
                                                 SHARES OF         MAXIMUM         NUMBER OF
                                                  COMMON          NUMBER OF        SHARES OF
                                                   STOCK        SHARES TO BE     COMMON STOCK
                                               BENEFICIALLY     SOLD PURSUANT    BENEFICIALLY
                                                OWNED PRIOR        TO THIS      OWNED AFTER THE
NAME                                          TO THE OFFERING   PROSPECTUS(1)     OFFERING(2)
----                                          ---------------   -------------   ---------------
Capital Ventures International..............       100,000          100,000            0
Constable Capital, LLC......................        38,500           38,500            0
Constable Capital QP, LLC...................        11,500           11,500            0
Deerfield International, Limited............       532,800          532,800            0
Deerfield Partners, L.P.....................       577,200          577,200            0
Federated Kaufmann Fund.....................     1,000,000        1,000,000            0
Perry Partners, L.P.........................        79,500           79,500            0
Perry Partners International, Inc...........       220,500          220,500            0
Proximity Fund LP...........................        90,000           90,000            0
Special Situations Cayman Fund, L.P.........       312,500          312,500            0
Special Situations Fund III, L.P............       937,500          937,500            0
Special Situations Private Equity Fund,
  L.P.......................................       500,000          500,000            0
                                                 ---------        ---------            --
TOTAL.......................................     4,400,000        4,400,000            0
                                                 =========        =========            ==

---------------

(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2) Assumes the sale of all of the shares offered by this prospectus.

                              PLAN OF DISTRIBUTION

     We are registering these shares on behalf of the selling shareholders. As used in this prospectus, the term "selling shareholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. The selling shareholders will offer and sell the shares to which this prospectus relates for their own accounts. We will not receive any proceeds from the sale of the shares. We will bear all fees and expenses in connection with the registration of the shares. Fees and expenses of any attorneys or other advisors retained by the selling shareholders in connection with the registration shall be borne by the selling shareholders.

     The selling shareholders may offer and sell the shares from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in transactions directly with market makers or in privately negotiated transactions, through put or call option transactions, through short sales, or a combination of these methods of sale, at prices relating to prevailing market prices or at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares. As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling shareholders regarding the sale of their shares, nor are we aware of any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. There is no assurance that the selling shareholders will sell any or all of the shares that they offer.

     The selling shareholders and any brokers or dealers who participate in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profits realized by them on the resale of shares may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that their sales in the market must comply with the requirements of the rules and regulations of the Exchange Act.

     The selling shareholders may also resell all or a portion of these shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conform to the requirements of that Rule.

     Upon notification to us by a selling shareholders that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating brokers or dealers, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a selling shareholders that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed if required.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our annual report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the issuance of shares of common stock offered by us in this offering will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC's public reference room at 450 Fifth Street, NW, Washington, DC 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov.

     We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. This prospectus is part of the registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits and schedules to the registration statement. For further information regarding the Company, investors should refer to the registration statement and its exhibits and schedules. A copy of the registration statement may be inspected, without charge, at the offices of the SEC at 450 Fifth Street, NW, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the SEC's public reference room at 450 Fifth Street, NW, Washington, DC 20549, upon the payment of any fees required by the SEC. The registration statement is also available on the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the selling shareholders sell all of the shares or the earlier termination of this offering:

     - our annual report on Form 10-K for the fiscal year ended December 31, 2002;

     - our quarterly reports on Form 10-Q for the fiscal quarters ended June 30, 2003 and March 31, 2003;

     - our current reports on Form 8-K filed on July 30, 2003 and June 23, 2003; and

     - the description of our common stock contained in the registration statement on Form 8-A filed on May 8, 1990, including any amendments or reports filed for the purpose of updating that description.

     You may request a free copy of any of the above filings by writing or calling: Deborah K. Chapman, ATS Medical, Inc., 3905 Annapolis Lane, Minneapolis, MN 55447, (763) 553-7736.

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                4,400,000 SHARES

                               ATS MEDICAL, INC.

                                  COMMON STOCK

                                   [ATS LOGO]

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                          , 2003

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee........................................   $ 1,292
Nasdaq Listing Application Fee..............................    22,500
Accounting Fees and Expenses................................     5,000
Legal Fees and Expenses.....................................     5,000
Miscellaneous...............................................     1,208
                                                               -------
          Total.............................................   $35,000
                                                               =======

     All fees and expenses other than the SEC registration fee are estimated. The Company will pay all the expenses listed above.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan;
(2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations. The Bylaws of the Company provide that the Company shall indemnify its officers and directors under such circumstances and to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

     The Company has established a Self-Insurance Trust Agreement to assist in funding indemnification of its directors and officers to the extent permissible under Minnesota Law. The Company has contributed $300,000 plus interest to an irrevocable trust (the "Trust") to be invested by an independent trustee in governmental issued or insured obligations. The Trust funds may be used only for indemnification of the Company's officers or directors or, at the direction of the Company and with the consent of the beneficiaries under the Trust, to pay directors' and officers' liability insurance premiums. The rights of the beneficiaries under the Trust are contract rights enforceable against the Company and the trustee. In addition to the Trust, since November 1995 the Company has maintained a liability insurance policy for its directors and officers.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
-------   ----------------------
  5.1     Opinion of Dorsey & Whitney LLP
 23.1     Consent of Ernst & Young LLP
 23.2     Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
 24.1     Power of Attorney (included on signature page)

ITEM 17. UNDERTAKINGS

     (a) Rule 415 Offering.  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Filings Incorporating Subsequent Exchange Act Documents by
Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) Registration Statement Permitted by Rule 430A. The undersigned registrant hereby undertakes that:

          (1) For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form or prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 14, 2003.

                                          ATS MEDICAL, INC.

                                          By:      /s/ MICHAEL D. DALE
                                            ------------------------------------
                                                      Michael D. Dale
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael D. Dale and Deborah K. Chapman, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) to this Registration Statement and (ii) registration statements and any and all amendments thereto (including post-effective amendments) for the same offering that is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities on August 14, 2003.

                      SIGNATURE                                              TITLE
                      ---------                                              -----

By:                 /s/ MICHAEL D. DALE                 President, Chief Executive Officer and Director
      -----------------------------------------------            (principal executive officer)
                      Michael D. Dale


By:               /s/ MANUEL A. VILLAFANA                            Chairman of the Board
      -----------------------------------------------
                    Manuel A. Villafana


By:                /s/ DEBORAH K. CHAPMAN               Controller (principal financial and accounting
      -----------------------------------------------                      officer)
                     Deborah K. Chapman


By:                /s/ ERIC W. SIVERTSON                                   Director
      -----------------------------------------------
                     Eric W. Sivertson


By:                 /s/ DAVID L. BOEHNEN                                   Director
      -----------------------------------------------
                      David L. Boehnen

                      SIGNATURE                                              TITLE
                      ---------                                              -----



By:                   /s/ A. JAY GRAF                                      Director
      -----------------------------------------------
                        A. Jay Graf


By:              /s/ ROBERT E. MUNZENRIDER                                 Director
      -----------------------------------------------
                   Robert E. Munzenrider

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  5.1     Opinion of Dorsey & Whitney LLP
 23.1     Consent of Ernst & Young LLP
 23.2     Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
 24.1     Power of Attorney (included on signature page)